Exhibit 99.1

Central Garden & Pet Company Announces Record Fiscal First Quarter Revenues and Profits

Fiscal 1Q 2018 sales increased 5.4% to $442.0 million;
Fiscal 1Q 2018 diluted EPS increased to $0.50 vs. $0.15 in Fiscal 1Q 2017
Fiscal 1Q 2018 non-GAAP diluted EPS increased to $0.19 vs. $0.12 in Fiscal 1Q 2017

WALNUT CREEK, Calif.--(BUSINESS WIRE)--February 7, 2018--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets, today announced record first quarter financial results for its fiscal 2018 first quarter ended December 30, 2017.

Fiscal 2018 First Quarter Financial Results

Total net sales increased 5.4% to $442.0 million compared to $419.5 million in the first quarter a year ago, primarily driven by acquisitions. Organic sales increased 1.1%, contributed almost equally from the Garden and Pet segments despite difficult comparisons with 1Q 2017, when sales grew 7.0% over the prior year. Branded product sales of $349.9 million increased 5.1%, and sales of other manufacturers’ products of $92.1 million rose 6.3%. First quarter gross margin rose 100 basis points to 29.8% compared to the first quarter a year ago.

First Quarter GAAP Operating Income, Net Earnings and EPS

  Operating income increased to $22.5 million from $19.9 million and operating margin of 5.1% increased 30 basis points, compared to 4.8% in the first quarter a year ago. The period a year ago included $2.0 million gain from the sale of a Garden distribution facility. SG&A as a percent of sales increased 70 basis points to 24.7% due primarily to the distribution facility sale positively impacting last year's results.
  Net income of $26.2 million rose substantially compared to $7.6 million in the first quarter a year ago due primarily to a revaluation of the Company's deferred tax accounts necessitated by a change in the Federal tax laws. The tax impact of the change added $16.3 million to net income.
  Earnings per diluted share increased to $0.50 from $0.15.

First Quarter Non-GAAP Operating Income, Net Earnings and EPS

  Non-GAAP results for the first quarter of 2018 exclude the tax impact of the revaluation of the Company's deferred tax accounts.
  Non-GAAP results for the first quarter of 2017 exclude the sale of the Garden distribution facility.
  Non-GAAP operating income was $22.5 million, up from $17.9 million and non-GAAP operating margin was 5.1%, an increase of 80 basis points, compared to 4.3% in the first quarter a year ago. A higher gross margin in both the Garden & Pet segments was the principal cause of the increase. SG&A as a percent of sales increased 20 basis points to 24.7%.
  Non-GAAP net income increased to $9.9 million compared to $6.3 million in the first quarter a year ago.
  Non-GAAP earnings per diluted share increased 58.3% to $0.19 from $0.12.

Pet Segment Fiscal 2018 First Quarter Results

First quarter net sales for the Pet segment increased 6.9% to $325.1 million, from the same period a year ago, driven primarily by the Segrest and K&H acquisitions. Pet organic sales grew 1.1%, as strength in the e-commerce channel more than offset lower sales at certain pet specialty retailers. In addition, comparisons versus the prior year were challenging, as the Pet segment organic growth in last year's first quarter increased 6.1%. The Pet segment’s first quarter branded product sales were $262.9 million, up 6.7% compared to a year ago and sales of other manufacturers’ products were $62.2 million, an increase of 7.7%.

The Pet segment’s operating income increased 8.3% compared to the first quarter a year ago to $36.2 million. Pet operating margin increased to 11.1%, an improvement of 10 basis points compared to the first quarter a year ago. A higher gross margin, partially offset by higher logistics costs to ramp up for expected volume gains in the Pet Distribution business, was a key factor in the change.

Garden Segment Fiscal 2018 First Quarter Results

Net sales for the Garden segment, all organic, rose 1.3% compared to the first quarter a year ago to $116.9 million. The first quarter is seasonally the lowest quarter for the Garden segment. Revenues were aided by strength in the controls and fertilizers category, which benefited from shipments of new products and expanded distribution. Wild bird feed results were a drag on growth, negatively impacted by unfavorable weather. The Garden segment’s branded product sales were $87.0 million in the quarter, up 0.6% compared to the first quarter a year ago. Sales of other manufacturers’ products were up 3.3% to $29.9 million.

The Garden segment’s GAAP operating income in the quarter declined $0.4 million to $2.3 million compared to $2.7 million in the first quarter a year ago and operating margin decreased 30 basis points to 2.0%. The decline in both were due to the inclusion of a $2.0 million gain on the sale of a distribution facility in the first quarter of last year. Excluding the distribution facility sale, Garden operating income rose $1.7 million and operating margin increased 150 basis points compared to the same period a year ago, driven by a higher gross margin that benefited from cost savings initiatives.

"Our Company continues to execute well against our growth objectives, as our increased investments in demand creation and cost reduction efforts are continuing to drive organic growth and higher profitability," said George Roeth, President & CEO of Central Garden and Pet. "As we adapt to a changing retail environment, especially in the pet industry, we are pleased by our progress in e-commerce. At the same time, in brick & mortar, we are taking meaningful actions with our product offerings and our Segrest acquisition, to develop programs in partnership with key customers, to drive store traffic and higher market baskets in the near-term."

Additional Information

Other expense increased from $1.0 million to $3.1 million, impacted principally by two joint ventures. It is expected that this line item may vary greatly from quarter to quarter, in part due to the seasonal nature of one of the larger joint ventures and due to the early stages of some of the other investments.

Total debt at December 30, 2017 was $691.3 million compared to $395.4 million at December 24, 2016. Net interest expense was $7.2 million for the first quarter compared to $6.8 million in the prior-year period. Both rose due to the Company's issuance of $300 million of fixed income securities in December 2017. The vast majority of the proceeds is currently reflected in the Company's cash balance at the end of the quarter, which increased to $283 million compared to $7 million in the first quarter a year ago. The Company's leverage ratio at the end of the first quarter, as defined in the Company's credit agreement, was 3.3x compared to 2.1x in the prior year quarter.

The Company’s effective tax rate for the first quarter of 2018 was negative, compared with 35.8% for the first quarter of 2017. The tax rate this year reflects the revaluation of the Company's deferred tax accounts, favorably impacted by a recent reduction in the U.S. Federal corporate tax rate. On a Non-GAAP basis, removing the impact of the revaluation of the deferred tax accounts, the Company's tax rate was 17.3%. This non-GAAP rate reflects a lower weighted average tax rate for the year as well as a favorable impact from recent changes in accounting standards around non-cash equity compensation expense, which is expected to continue for the entire fiscal year.

2018 Guidance

The Company is raising its annual guidance and now expects non-GAAP earnings per fully-diluted share of $1.85 or higher for fiscal 2018, an increase of 23.3% or more from the prior year and up from the previous guidance of $1.62 or higher. Favorable tailwinds from the lower tax rate is the driver for the increase over prior guidance. The lower Federal tax rate and the change in the recording of non-cash compensation are expected to substantially lower the Company's tax rate for the year compared to prior years. The guidance excludes the impact of the one-time revaluation of tax deferred accounts, which is one-time in nature and reflected in the Company's 1Q 2018 GAAP results.

Roeth concluded, "We feel great about our start to the fiscal year and have confidence that our businesses will continue to grow as expected in the year ahead."

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its first quarter results. The conference call will be accessible via the internet through Central’s website, http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (201) 689-8345 (domestic and international) using confirmation #13675498. A replay of the call will be available for three days by dialing (201) 612-7415 and entering confirmation #13675498.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, and OVER-N-OUT®; fertilizer and the brands PENNINGTON® and IRONITE®; and decorative outdoor patio products under the PENNINGTON® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™, COMFORT ZONE®, FARNAM®, HORSE HEALTH™ and VITAFLEX®; aquatics and reptile and the brands AQUEON®, CORALIFE®, SEGREST™ and ZILLA®; bird & small animal and the brands KAYTEE®, Forti-Diet® and CRITTER TRAIL®; and dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, IMS™, CADET®, DMC™, K&H Pet Products®, PINNACLE® and AVODERM®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 4,200 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including the expected impact of tax reform, expectations for future financial results and earnings guidance for fiscal 2018 are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  seasonality and fluctuations in the Company’s operating results and cash flow;
  fluctuations in market prices for seeds and grains and other raw materials and the Company’s inability to pass through cost increases in a timely manner;
  adverse weather conditions;
  our dependence upon our key executives;
  the impact of new accounting regulations and the U.S. Tax Cuts and Jobs Act on the Company's tax rate;
  dependence on a small number of customers for a significant portion of our business;
  uncertainty about new product innovations and marketing programs; and
  competition in our industries.

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share amounts) (Unaudited)

ASSETS	December 30, 2017	December 24, 2016	September 30, 2017
Current assets:
Cash and cash equivalents	$283,466	$6,581	$32,397
Restricted cash	12,419	10,981	12,645
Accounts receivable (less allowance for doubtful accounts of $20,481, $22,157 and $21,436)	235,075	192,224	237,868
Inventories	440,421	430,171	382,101
Prepaid expenses and other	22,519	22,399	18,045
Total current assets	993,900	662,356	683,056

Land, buildings, improvements and equipment—net	179,230	169,836	180,913
Goodwill	256,275	230,385	256,275
Other intangible assets—net	113,726	92,851	116,067
Other assets	74,221	61,326	70,595
Total	$1,617,352	$1,216,754	$1,306,906

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$124,583	$135,237	$103,283
Accrued expenses	100,004	94,494	116,549
Current portion of long-term debt	372	397	375
Total current liabilities	224,959	230,128	220,207

Long-term debt	690,964	395,011	395,278
Deferred taxes and other long-term obligations	39,478	31,659	54,279

Equity:
Common stock, 12,160,023, 11,998,472, and 12,160,023 shares outstanding at December 30, 2017, December 24, 2016 and September 30, 2017	122	120	122
Class A common stock, $0.01 par value: 38,029,367, 37,558,042 and 38,019,736 shares outstanding at December 30, 2017, December 24, 2016 and September 30, 2017	380	375	380
Class B stock, $0.01 par value: 1,652,262 shares outstanding	16	16	16
Additional paid-in capital	396,702	392,402	396,790
Accumulated earnings	265,576	168,138	239,329
Accumulated other comprehensive loss	(907)	(1,802)	(951)
Total Central Garden & Pet Company shareholders’ equity	661,889	559,249	635,686
Noncontrolling interest	62	707	1,456
Total equity	661,951	559,956	637,142
Total	$1,617,352	$1,216,754	$1,306,906

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (Unaudited)

	Three Months Ended
	December 30, 2017	December 24, 2016
Net sales	$442,011	$419,498
Cost of goods sold and occupancy	310,174	298,820
Gross profit	131,837	120,678
Selling, general and administrative expenses	109,316	100,740
Operating income	22,521	19,938
Interest expense	(7,405)	(6,873)
Interest income	187	38
Other expense	(3,089)	(967)
Income before income taxes and noncontrolling interest	12,214	12,136
Income tax (benefit) expense	(14,236)	4,347
Income including noncontrolling interest	26,450	7,789
Net income attributable to noncontrolling interest	203	152
Net income attributable to Central Garden & Pet Company	$26,247	$7,637

Net income per share attributable to Central Garden & Pet Company:
Basic	$0.52	$0.15
Diluted	$0.50	$0.15

Weighted average shares used in the computation of net income per share:
Basic	50,730	49,665
Diluted	52,695	51,810

Use of Non-GAAP Financial Measures

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, to supplement the financial results prepared in accordance with GAAP, we use non-GAAP financial measures including non-GAAP operating income on a consolidated and segment basis and non-GAAP net income and diluted net income per share. Management believes these non-GAAP financial measures that exclude the impact of specific items (described below) may be useful to investors in their assessment of our ongoing operating performance and provide additional meaningful comparisons between current results and results in prior operating periods.

The reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. We believe that the non-GAAP financial measures provide useful information to investors and other users of our financial statements, by allowing for greater transparency in the review of our financial and operating performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance, and we believe these measures similarly may be useful to investors in evaluating our financial and operating performance and the trends in our business from management's point of view. While our management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read in conjunction with those GAAP results. We have not provided a reconciliation of non-GAAP guidance measures to the corresponding GAAP measures on a forward-looking basis, because such reconciliation cannot be done without unreasonable efforts due to the potential significant variability and limited visibility of the excluded items discussed below.

Non-GAAP financial measures reflect adjustments based on the following items:

  The U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Job Act (the "Tax Reform Act") in December 2017. We have excluded the transitional impact of the Tax Reform Act as the remeasurement of our deferred tax assets and liabilities does not reflect the ongoing impact of the lower U.S. statutory rate on our current year earnings.
  Gains or losses on disposals of significant plant assets: we have excluded the impact of gains or losses on the disposal of facilities as these represent infrequent transactions that impact comparability between operating periods. We believe the adjustment of these gains or losses supplements the GAAP information with a measure that may be used to help assess the sustainability of our continuing operating performance.
  Tax impact: the adjustment represents the impact of the tax effect of the pre-tax non-GAAP adjustments excluded from non-GAAP net income. The tax impact of the non-GAAP adjustments is calculated based on the consolidated effective tax rate on a GAAP basis, applied to the non-GAAP adjustments, unless the underlying item has a materially different tax treatment.
  We have also provided organic net sales, a non-GAAP measure that excludes the impact of businesses purchased or exited in the prior 12 months, because we believe it permits investors to better understand the performance of our historical business without the impact of recent acquisitions or dispositions.

From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management.

The non-GAAP adjustments reflect the following:

(1)	Transitional impact of U.S. Tax Reform: As a result of the Tax Reform Act, the Company recorded a provisional tax benefit of $16.3 million due to the remeasurement of its deferred tax assets and liabilities. We have excluded only this transitional impact and have not included in the adjustment the ongoing impact of the lower U.S. statutory rate on our current year earnings.
(2)	During the first quarter of fiscal 2017, we recorded a $2.0 million gain in our Garden segment from the sale of a distribution facility resulting from rationalizing our facilities to reduce excess capacity. This adjustment was recorded as part of selling, general and administrative costs in the condensed consolidated statements of operations.

Operating Income Reconciliation		GAAP to Non-GAAP Reconciliation (in thousands) For the Three Months Ended
		Consolidated		Garden
		December 30, 2017	December 24, 2016	December 30, 2017	December 24, 2016
GAAP operating income		$22,521	$19,938	$2,300	$2,676
Gain on sale of distribution facility	(2)	—	(2,050)	—	(2,050)
Non-GAAP operating income		$22,521	$17,888	$2,300	$626
GAAP operating margin		5.1%	4.8%	2.0%	2.3%
Non-GAAP operating margin		5.1%	4.3%	2.0%	0.5%
		GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Three Months Ended
Net Income and Diluted Net Income Per Share Reconciliation		December 30, 2017	December 24, 2016
GAAP net income attributable to Central Garden & Pet		$26,247	$7,637
Gain on sale of distribution facility	(2)	—	(2,050)
Tax effect of sale of distribution facility adjustment		—	734
Tax effect of revaluation of deferred assets	(1)	16,343	—
Total impact on net income from non-GAAP adjustments		$16,343	$(1,316)
Non-GAAP net income attributable to Central Garden & Pet		$9,904	$6,321
GAAP diluted net income per share		$0.50	$0.15
Non-GAAP diluted net income per share		$0.19	$0.12
Shares used in GAAP and non-GAAP diluted net earnings per share calculation		52,695	51,810

Organic Net Sales Reconciliation

We have provided organic net sales, a non-GAAP measure that excludes the impact of recent acquisitions and dispositions, because we believe it permits investors to better understand the performance of our historical business. We define organic net sales as net sales from our historical business derived by excluding the net sales from businesses acquired or exited in the preceding 12 months. After an acquired business has been part of our consolidated results for 12 months, the change in net sales thereafter is considered part of the increase or decrease in organic net sales.

	GAAP to Non-GAAP Reconciliation (in millions) For the Three Months Ended December 30, 2017
	Consolidated		Pet Segment
		Percentage change		Percentage change

Reported net sales - Q1 FY18 (GAAP)	$442.0		$325.1
Reported net sales - Q1 FY17 (GAAP)	419.5		304.0
Increase in net sales	22.5	5.4%	21.1	6.9%
Effect of acquisition and divestitures on increase in net sales	17.7	4.3%	17.7	5.8%
Increase in organic net sales - Q1 2018	$4.8	1.1%	$3.4	1.1%

	GAAP to Non-GAAP Reconciliation (in millions) For the Three Months Ended
Consolidated	December 24, 2016	December 26, 2015	Percentage change

Reported Net Sales - GAAP	$419.5	$359.8	16.6%
Effect of acquisitions and divestitures	41.8	6.7
Organic net sales	$377.7	$353.1	7.0%
	GAAP to Non-GAAP Reconciliation (in millions) For the Three Months Ended
Pet Segment	December 24, 2016	December 26, 2015	Percentage change

Reported Net Sales - GAAP	$304.0	$248.7	22.2%
Effect of acquisitions and divestitures	41.8	1.6
Organic net sales	$262.2	$247.1	6.1%

CONTACT:
Central Garden & Pet Company
Steve Zenker, 925-948-3657
VP Finance - Investor Relations, FP&A, & Corporate Communications